UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

(X)     CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report - July 15, 2004

PEOPLES FINANCIAL SERVICES CORP.
(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA	000-23863	23-2931852
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

50 Main Street, Hallstead, PA 18822
(Address of Principal Executive Officer)
(570) 879-2175
(Registrant's telephone number, including area code)
N/A
(Former Name or Former Address, if changed since last report)

Item 1. Changes in Control of Registrant
Not Applicable

Item 2. Acquisition or Disposition of Assets
Not Applicable

Item 3. Bankruptcy or Receivership
Not Applicable

Item 4. Changes in Registrant's Certifying Accountant
Not Applicable

Item 5. Other Events
Registrant files this Current Report on Form 8K to submit a copy of Registrant's Press Release of Peoples Financial Services Corp., dated July 15, 2004, regarding second quarter earnings
Item 6. Resignations of Registrant's Directors
Not Applicable

Item 7. Financial Statements and Exhibits
(a) Not Applicable.
(b) Not Applicable.
(c) Exhibit:
99 Press Release of Peoples Financial Services Corp. dated July 15, 2004, regarding second quarter earnings announcement.

Item 8. Change in Fiscal Year
Not Applicable

Item 9. Regulation FD Disclosure
Not Applicable

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES FINANCIAL SERVICES, CORP.
(Registrant)

/s/ Debra E. Dissinger
Dated July 15, 2004	By Debra E. Dissinger
Executive Vice President

EXHIBIT INDEX

		Page Number
		in Manually
Exhibit		Signed Original
99	Press Release of Peoples Financial Services	3
	Corp. dated July 15, 2004.

EXHIBIT 99

Peoples Financial Services Corp Announces Second Quarter Earnings

Net income for the quarter ending June 30, 2004, was $891,000 compared to $1,278,000 in the same period in 2003. For the 6 month period ended June 30, 2004, net income was $2,188,000 compared to $2,572,000 for the same six-month period in 2003, a decrease of 14.9%.

The decrease in earnings for the second quarter of 2004 is the result of a provision for possible loan loss which was booked in May 2004 due to a bankruptcy proceeding entered into by a corporate loan customer.

Balance sheet highlights are as follows:

	June 30, 2004	June 30, 2003

Total Assets	$ 383,853,000	$ 363,631,000
Total Deposits	$ 285,169,000	$ 271,183,000
Total Loans	$ 236,340,000	$ 225,847,000

Peoples Financial Services Corp is the parent company of Peoples National Bank, an independent community bank with offices in the Hallstead Plaza, Hop Bottom, Susquehanna, and Montrose in Susquehanna County and in Nicholson, Tunkhannock, and Meshoppen in Wyoming County and Conklin, Broome County NY.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand for prices for the Company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission.